Exhibit 10.31

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “First Amendment”) is made as of April 14th, 2020 by and between MASSACHUSETTS INSTITUTE OF TECHNOLOGY, a Massachusetts charitable corporation with an address of c/o MIT Investment Management Company, One Broadway, Suite 09-200, Cambridge, MA 02142 Landlord”) and BEAM THERAPEUTICS, INC., a Delaware corporation with an address of 26 Lansdowne Street, 2nd Floor, Cambridge, MA 02139 Tenant

W I T N E S S E T H

WHEREAS, Landlord and Tenant are the current parties to that certain Lease dated April 24, 2019 “Lease”) pursuant to which Landlord is leasing to Tenant approximately 123,209 rentable square feet (as more particularly described in the Lease, the (“Original Space”) located on the seventh, eighth, ninth and tenth floors of the Laboratory Addition to the building located at 238 Main Street, Cambridge, MA;

WHEREAS, Tenant has notified Landlord that it does not wish to have a vivarium constructed as part of Tenant’s Fitout and accordingly, the Final Construction Drawings with respect to Phase 2 will vary from the approved Design Development Plans for such Phase because the vivarium will be removed therefrom; and

WHEREAS, Landlord and Tenant wish to memorialize their agreements with respect thereto.

NOW, THEREFORE, in consideration of the covenants herein reserved and contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Recitals; Capitalized Terms. The foregoing recitals are hereby incorporated by reference. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease.
2.
Premises. Notwithstanding anything to the contrary contained in the Lease, but subject to Section 25.16 of the Lease, from and after the date hereof, the “Premises” shall mean approximately 122,620 rentable square feet of space consisting of all rentable areas on the seventh (7th) floor of the Laboratory Addition (containing approximately 30,655 rentable square feet), all rentable areas on the eighth (8th) floor of the Laboratory Addition (containing approximately 30,655 rentable square feet), all rentable areas on the ninth (9th) floor of the Laboratory Addition (containing approximately 30,655 rentable square feet), all rentable areas on the tenth (10th) floor of the Laboratory Addition (containing approximately 30,655 rentable square feet), including associated mechanical, ground floor and lower level space, all as more particularly shown as hatched, highlighted or outlined on the Lease Plan.
3.
Base Rent. Notwithstanding anything to the contrary contained in the Lease, from and after the date hereof, the Base Rent schedule with respect to Phase 2 in the Lease Summary Sheet is hereby deleted and replaced with the following:

Base Rent with respect to Phase 2:	Period of Time	Annual Base Rent	Monthly Payment
	Phase 2 RCD End of Rent Year 1	$2,958,207.50[2]	$246,517.29
	Rent Year 2	$3,046,953.73	$253,912.81
	Rent Year 3	$3,138,362.34	$261,530.19

Rent Year 4	$3,232,513.21	$269,376.10
Rent Year 5	$3,329,488.60	$277,457.38
Rent Year 6	$3,429,373.26	$285,781.11
Rent Year 7	$3,532,254.46	$294,354.54
Rent Year 8	$3,638,222.09	$303,185.17
Rent Year 9	$3,747,368.76	$312,280.73
Rent Year 10	$3,859,789.82	$321,649.15
Rent Year 11	$3,975,583.51	$331,298.63
Rent Year 12	$4,094,851.02	$341,237.58
Rent Year 13	$4,217,696.55	$351,474.71

4.
Vivarium. It is understood and agreed that the provisions of the Lease relating to a vivarium (including without limitation Sections 4.4(a) and (b) thereof) shall only apply in the event Tenant elects to construct a vivarium in Phase 2 after the completion of Tenant’s Fitout and the occurrence of the Phase 2 Term Commencement Date (which construction shall be performed in accordance with and subject to the terms and conditions of the Lease, including without limitation Article 11 thereof and the definition of the Permitted Use set forth in the Lease Summary Sheet). It is understood and agreed that Tenant shall not have the right to construct a vivarium in Phase 1 of the Premises.
5.
ACF Elevator. Notwithstanding anything to the contrary contained in the Lease (including without limitation Section 4.4(c) and Section 4(d) of the Work Letter), Landlord and Tenant acknowledge as follows:
(a)
Landlord will still install the ACF Elevator with a stop on the eighth floor of the Premises, but there will not be doors constructed to provide access thereto from the eighth floor (i.e., drywall will be installed where the ACF Elevator doors would otherwise open).
(b)
If Tenant elects to construct a vivarium in Phase 2 in accordance with Section 4 above, such construction shall include the installation of a doorway providing access from Phase 2 to the ACF Elevator in substantially the location more particularly shown on the Lease Plan.
(c)
Unless and until Tenant constructs a vivarium in accordance with Section 2 above, Section 4.4(c) of the Lease shall have no force and effect.
(d)
Tenant shall not have the right to use the ACF Elevator (i) prior to substantial completion of Alterations to Phase 2 of the Premises to construct a vivarium, nor (ii) unless and until Landlord and Tenant execute an amendment to this Lease increasing the rentable square footage of the Premises by 589 rentable square feet, with proportionate adjustments to Base Rent, Tenants’ Share and Tenant’s Tax Share.
(e)
The second sentence of Section 4(d) of the Work Letter is hereby deleted in its entirety.
6.
Final Construction Drawings. Notwithstanding anything to the contrary contained in the Lease, Tenant shall deliver Final Construction Drawings with respect to Phase 2 on or before May 27, 2020. The Phase 2 Final Construction Drawings shall not include the construction of a vivarium.
7.
Ratification. Except as amended hereby, the terms and conditions of the Lease shall remain unaffected. From and after the date hereof, all references to the Lease shall mean the Lease as amended hereby. Additionally, Tenant confirms and ratifies that, as of the date hereof and to its actual knowledge,

(a) the Lease is and remains in good standing and in full force and effect, and (b) it has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or the Premises or in any way relating thereto.

8.
Miscellaneous. This First Amendment shall be deemed to have been executed and delivered within the Commonwealth of Massachusetts, and the rights and obligations of Landlord and Tenant hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to the laws governing conflicts of laws. If any term of this First Amendment or the application thereof to any person or circumstances shall be invalid and unenforceable, the remaining provisions of this First Amendment, the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected. This First Amendment is binding upon and shall inure to the benefit of Landlord and Tenant and their respective successors and assigns. Each party has cooperated in the drafting and preparation of this First Amendment and, therefore, in any construction to be made of this First Amendment, the same shall not be construed against either party. In the event of litigation relating to this First Amendment, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys' fees and costs. This First Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions, and may not be amended, waived, discharged or terminated except by a written instrument signed by all the parties hereto. A facsimile, PDF or other electronic signature on this First Amendment shall be equivalent to, and have the same force and effect as, an original signature. This First Amendment may be executed in counterparts which, taken together, shall constitute a single instrument.

[signatures on following page]

[SIGNATURE PAGE TO FIRST AMENDMENT TO LEASE BY AND BETWEEN MASSACHUSETTS INSTITUTE OF TECHNOLOGY AND BEAM THERAPEUTICS, INC.]

EXECUTED as of the date first set forth above.

LANDLORD: MASSACHUSETTS INSTITUTE OF TECHNOLOGY

By: /s/ Seth D. Alexander

Name: Seth D. Alexander

Title: Authorized Signatory, President, MIT Investment Management Company and not individually

TENANT: BEAM THERAPEUTICS, INC.

By: /s/ John Evans

Name: John Evans

Title: CEO